                          TECHNOLOGY LICENSE AGREEMENT

The University of Washington, a public institution of higher education having administrative offices in Seattle, Washington 98195 ("UW"), and Digital Recorders, Inc., a for-profit company having a place of business at 4018 Patriot Drive, One Park Center, Suite 100, Research Triangle Park, NC 27709 ("Company") agree as follows:

BACKGROUND          1.1   UW has developed through the efforts of Professor
                    Daniel J. Dailey ("Dr. Dailey"), an employee of UW, and others in the Department of Electrical Engineering certain software, algorithms, and technical information pertaining to transportation information management systems
                    ("Technology").

                    1.2 UW desires to license, and Company desires to obtain, rights in the Technology to promote commercial investment in developing the Technology and in creating products incorporating the Technology.

DEFINITIONS         2.1   "Agreement" means this Technology License Agreement
                    and any attachments referenced by this Agreement and its attachments.

                    2.2 "Effective Date" means the date upon which this Agreement is fully executed by both UW and Company.

                    2.3 "Technology" means the subject matter set forth on Attachment A.

                    2.4 "Modification" means any work based on or derived from the Technology. Modifications may include, but are not limited to, corrections of software program errors, translations and stylistic restructuring of the Technology, addition or deletion of functions or enhancement of existing functions of the Technology, changes required to integrate the Technology into other applications, preparation of derivative works based on one or more works comprising the Technology, and other adaptations of the Technology.

                    2.5 "UW Modification" means a Modification prepared by or under the direction of Dr. Dailey or any successor and which makes changes involving access to Technology source code statements.

                    2.6 "Company Modification" means a Modification prepared by or for Company by other than UW and its personnel, including Dr. Dailey.

                    2.7 "Licensed Subject Matter" means the Technology, UW Modifications delivered to Company pursuant to this Agreement, and Company Modifications.

                    2.8 "End User" means a customer of Company that receives and uses Licensed Subject Matter for customer's internal and/or public operations and not for redistribution, relicensing, disclosure, or conveyance of Licensed Subject Matter beyond the operationsand control of said customer.

                    2.9 "Sublicense" means (a) a license granted by Company to an End User that permits the use of Licensed Subject Matter by the End User for its own internal and/or public operations; (b) a license granted by Company to a distributor or reseller to act on behalf of Company or under contract to Company to convey or sell Company-branded Licensed Subject Matter to End Users under an appropriate End User license consistent with
                    Article 3.1(c).

GRANT               3.1   UW hereby grants to Company, and Company accepts,
                    worldwide non-exclusive licenses, with the right to sublicense to End Users, under the UW's valuable intangible property rights, and providing for a limited time Company with an exclusive commercial position, as follows:

TECHNOLOGY LICENSE AGREEMENT                                         PAGE 1 OF 7
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                    (a)   to install and operate the Technology and UW
                          Modifications for internal research and evaluation purposes on Company owned or controlled servers and workstations;

                    (b) to create Company Modifications, and to operate Licensed Subject Matter for internal Company purposes, and to install, deploy, and support Licensed Subject Matter for evaluation and operation by two (2) End Users;

                    (c) to incorporate the Technology and UW Modifications and Company Modifications into commercial products distributed directly or through third party distributors (but carrying Company and not third-party distributor brands and under a Sublicense for distribution or resale) to customers under a Sublicense for End Use;

                    (d) to use the Identifiers as set forth on Attachment A, provided that Company uses best efforts to avoid any use that would result in the infringement of any valid trademark held by any third party, and further provided that any trademark rights that may arise from Company use of Identifiers shall be owned by UW.

                    3.2 UW retains title to the Technology and to all UW Modifications delivered to Company under this Agreement. Company shall own Company Modifications, including but not limited to any patent, copyright, and trademark rights thereto, prepared pursuant to this Agreement and developed without the involvement of UW and UW personnel, including Dr. Dailey, provided any such Company Modifications are managed under the terms and conditions of this Agreement as Licensed Subject Matter.

                    3.3 Company acknowledges that UW is active in the development of the Technology, and Company agrees that UW may prepare UW Modifications substantially similar to Company Modifications, and that UW shall not be constrained other than by this Agreement in UW's management of such UW Modifications.

                    3.4 Provided Company is in full compliance with this Agreement, UW shall not grant, for a period of thirty
                    (30) months from the Effective Date, additional licenses to the Technology to for-profit commercial entities other than to former and existing for-profit sponsors of research at UW to which UW has obligations to grant non-exclusive licenses to any or all of the Technology. UW shall promptly inform Company of any obligations that come to the attention of UW's Office of the Vice Provost for Intellectual Property and Technology Transfer regarding such commercial licensing of the Technology.

                    3.5 UW and Company will, at Company's request, negotiate in good faith an extension of the period set forth in
                    Article 3.4, provided that Company (i) has granted Sublicenses to at least five (5) End Users under
                    Section 3.1(c); (ii) there are no unresolved disputes between UW and Company regarding this Agreement or other agreements between UW and Company; and (iii) Company presents a commercialization plan to UW showing Company investment in developing and supporting the Technology and a continued commitment to serve the transportation information services marketplace.

                    3.6 UW may grant non-exclusive End User licenses to the Technology and UW Modifications to non-profit organizations and to governments providing regional transportation and transportation information services.

DELIVERY            4.1   UW shall provide to Company the Technology within
                    ten (10) days of the Effective Date to

                    Bill McFarland
                    Digital Recorders, Inc.

Technology License Agreement                                         Page 2 of 7
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                    4018 Patriot Drive, One Park Center, Suite 100
                    P.O. Box 14068
                    Research Triangle Park, NC 27709

                    who shall serve as Company's technical liaison with UW.

                    4.2 UW shall provide to Company UW Modifications for a period determined as the longer of (a) one (1) year from the Effective Date of this Agreement and (b) ninety
                    (90) days following the completion of any research sponsored by Company at UW pertaining to the Technology and Modifications commenced within one (1) year of this Agreement. Company and UW may upon mutually agreeable terms and conditions extend the term for provision of UW Modifications.

CONSIDERATION       5.1   Company shall provide to UW consideration for the
                    licenses granted herein as set forth on Attachment B.

DILIGENCE           6.1   Company shall utilize commercially reasonable efforts
                    in proceeding with the development, manufacture, sale, and other commercial exploitation of Licensed Rights, and in creating a supply and demand for Licensed Subject Matter.

                    6.2 Company shall mark, and shall require any Sublicensee(s) to mark, any and all material forms of Licensed Subject Matter or packaging pertaining thereto distributed, transmitted, or displayed by Company (and/or by its Sublicensees) in the United States with appropriate copyright notices and other notices or disclaimers as reasonably required to preserve UW rights in the Technology and UW-prepared Modifications.

                    6.3 Company shall have Licensed Subject Matter in commercial use with more than one (1) End User by August 31, 2002.

                    6.4 Company shall keep complete and accurate records and books of account containing all information necessary for the computation and verification of the amounts to be paid hereunder. Company shall keep these records and books for a period of five (5) years following the end of the accounting period to which the information pertains.

                    6.5 If a dispute arises between UW and Company with regard to the accuracy of reports or the amounts owed by Company pursuant to this Agreement, Company shall, at the request of UW, permit one or more accountants selected by UW ("Accountant") to have access to Company's records and books of account during ordinary working hours to audit with respect to any payment period ending prior to such request, the correctness of any report or payment made under this Agreement, or to obtain information as to the payments due for any such period in the case of failure of the Company to report or make payment pursuant to the terms of this Agreement.

                    6.6 The Accountant shall not disclose to UW any information relating to the business of Company except that which is necessary to inform UW of: (a) the accuracy or inaccuracy of Company's reports and payments; (b) compliance or noncompliance by Company with the terms and conditions of this Agreement; and (c) the extent of any inaccuracy or noncompliance.

                    6.7 Should the Accountant establish with reasonable clarity that there is an inaccuracy in any of the Company's payments or noncompliance by the Company with any of such terms and conditions, the Accountant shall have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account.

                    6.8 In the event that Company's financial obligations calculated for any semi-annual period are under reported by more than Ten Percent (10%), the costs of any audit and

Technology License Agreement                                         Page 3 of 7
                    review initiated by UW will be borne by Company; otherwise, UW shall bear the costs of any audit initiated by UW.

NOTICES             7.1   Any notice or other communication required or
                    permitted to be given by either party hereto shall be deemed to have been properly given and be effective upon the date of delivery if delivered in writing to the respective addresses set forth below, or to such other address as either party shall designate by written notice given to the other party. If notice or other communication is given by facsimile transmission, said notice shall be confirmed by prompt delivery of the hardcopy original.

                    7.2   In the case of Company:

                    All correspondence regarding this Agreement should be addressed to Tanya Johnson.

                    Postal Address:    Digital Recorders, Inc.
                    Address:           4018 Patriot Drive, One Park Center,
                                       Suite 100
                                       PO Box 14068
                                       Research Triangle Park, NC 27709

                    Facsimile Address: (919) 361-2947

                    7.3   In the case of UW:

                    All correspondence regarding this Agreement should be addressed to Dr. Robert C. Miller, Jr.

                    Postal Address:    University of Washington
                                       Office of IP & Technology Transfer
                                       Box 354810
                                       Seattle WA 98195

                    Street Address:    University of Washington
                                       Office of IP & Technology Transfer
                                       1101 N.E. 45th Street, Suite 200
                                       Seattle WA 98105

                    Facsimile Address: (206) 685-4767

TERM                8.1   This Agreement shall be effective until the last
                    to expire of UW's copyrights or patent rights in the Technology and UW-prepared and Company-prepared Modifications, unless sooner terminated as provided by this Agreement.

                    8.2 Company may terminate this Agreement at any time upon ninety (90) days' written notice to UW and provided that Company has paid to UW fees as specified in Attachment B.

                    8.3 UW may terminate this Agreement upon notice if Company is in material breach of this Agreement and fails within thirty (30) days of a written demand for performance to cure such breach.

                    8.4 UW may terminate this Agreement and the license granted to Company herein, effective immediately upon written notice of termination to Company if (i) Company seeks liquidation, reorganization, dissolution or winding-up of itself, is insolvent or evidence exists as to its insolvency, or Company makes any general assignment for the benefit of its creditors; or (ii) a petition is filed by or against Company, or any proceeding is initiated by or against Company, or any proceeding is initiated against Company as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the


TECHNOLOGY LICENSE AGREEMENT                                         PAGE 4 OF 7
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                    effectiveness of this provision; or (iii) a receiver,
                    trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Company's assets or property.

                    8.5 The provisions under which this Agreement may be terminated shall be in addition to any and all other legal remedies which either party may have for the enforcement of any and all terms hereof, and do not in any way limit any other legal remedy such party may have.

                    8.6 Termination of this Agreement shall terminate all rights and licenses granted to Company relating to the Technology and to UW Modifications, and Company shall cease use, distribution, licensing, and other exploitation of Licensed Subject Matter. Upon termination, any and all then in force Sublicenses shall be handled as described on Attachment C.

RISK                9.1   UW represents that UW has the right to enter into
                    this Agreement and that to the best of UW's knowledge, UW is not aware of any claim or notice that the Technology infringes any patents, copyrights, other intellectual property rights of any third parties.

                    9.2 UW EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, PERTAINING TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE TECHNOLOGY, MODIFICATIONS, AND LICENSED SUBJECT MATTER.

                    9.3 Except with regard to the representations set forth in Article 9.1 above, Company shall indemnify and hold harmless UW, and its officers, Software developers, employees, students, and agents, against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from Company's possession and/or use of the Technology, Licensed Rights, or Licensed Subject Matter, including but not limited to any damages, losses, or liabilities whatsoever with respect to death or injury to any person and damage to any property. This indemnification clause shall survive the termination of this Agreement.

GENERAL 10.1 This Agreement shall be construed in accordance with, and its performance shall be governed by, the laws of the State of Washington without giving effect to any conflict of laws provisions. Headings are provided for convenience only.

                    10.2 If any dispute should arise between Company and UW regarding this Agreement, Company and UW shall attempt to resolve such dispute through good faith negotiations, to commence promptly upon notice of one party to the other that there is a breach or other significant area of disagreement with regard to the interpretation of, or performance pursuant, to this Agreement. If either Company or UW requests, subsequent to such notice and at least thirty
                    (30) days' effort to resolve such dispute, either party may request arbitration or alternative dispute resolution, and such request shall not be unreasonably refused by the other party.

                    10.3 Any suit, action, or proceeding arising out of or relating to this Agreement shall be decided in King County, Washington. Company and UW accept the venue and jurisdiction of the Federal District Court of Western Washington, Seattle, or the King County Superior Courts.

                    10.4 No omission or delay of either party hereto in requiring due and punctual fulfillment of the obligations of any other party hereto shall be deemed to constitute a waiver by such party of its rights to require such due and punctual fulfillment, or of any other of its remedies hereunder. Amendments to this Agreement must be in writing, reference this Agreement, and be signed by duly authorized representatives of UW and Company.

TECHNOLOGY LICENSE AGREEMENT                                         PAGE 5 OF 7
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                    10.5   In the event either party hereto is prevented from
                    or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or any other cause whatsoever beyond the reasonable control of the non-performing party, the non-performing party shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

                    10.6 This Agreement and the rights and benefits conferred upon Company hereunder may not be assigned or otherwise transferred by Company without the prior written consent of UW which shall not be unreasonably withheld.

                    10.7 UW and Company are independent contractors and neither has the authority to obligate the other or shall act as an agent or representative of the other.

                    10.8 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark or other designation of the other party or of any identifying technology of the other party, including any contraction, abbreviation, or simulation of the foregoing. The foregoing notwithstanding, Company and UW each may include in written and other communications that the Technology has been obtained by the Company under a license from the University of Washington. UW and Company will use best efforts to inform the other party prior to any public releases or announcements conveying such information. Any mark used and owned by Company as of the date of this Agreement shall remain with Company whether or not used in conjunction with any other trademarks.

                    10.9 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

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TECHNOLOGY LICENSE AGREEMENT                                         PAGE 6 OF 7
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The University of Washington and Digital Recorders, Inc. have executed this
Agreement by their respective duly authorized representatives on the dates given below.

DIGITAL RECORDERS, INC.                UNIVERSITY OF WASHINGTON

By:                                    By:
   ------------------------------         ------------------------------
Name:                                  Name:
     ----------------------------           ----------------------------
Title:                                 Title:
      ---------------------------            ---------------------------
Date:                                  Date:
     ----------------------------           ----------------------------

                                       CONCURRENCE:

                                       ---------------------------------
                                       Daniel J. Dailey






























TECHNOLOGY LICENSE AGREEMENT                                         PAGE 7 OF 7

                         Technology License Agreement
                                  Attachment A
                                   Technology

BUSVIEW

Software inventory: on CDR

Identifier: BUSVIEW

Technical documentation: on CDR



MYBUS

Software inventory: on CDR

Identifier: MYBUS

Technical documentation: on CDR





















TECHNOLOGY LICENSE AGREEMENT                                        PAGE A1 OF 1
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                         TECHNOLOGY LICENSE AGREEMENT
                                  ATTACHMENT B
                                 CONSIDERATION

LICENSE FEE         B.1   Company shall pay to UW an Initial License Fee of
                    Fifteen Thousand Dollars ($15,000), payable upon execution of this Agreement.

ROYALTY             B.2   Commencing on January 1, 2001, Company shall pay to
                    UW within thirty (30) days of January 1 and July 1, of each year, a royalty of Seven Thousand Five Hundred Dollars ($7,500) per customer End User Sublicense. The two End User licenses identified in Section 3.1(b) are exempted from the royalty if entered into prior to December 31, 2001.

                    B.3 If Company has (a) commenced Sublicensing under 3.1(c) of the Agreement or (b) files (whether directly or through UW) for patent protection on the Technology, a Modification, or any aspect thereof, including any new use, Company shall pay the greater of the royalty specified above or a semi-annual minimum royalty of Fifteen Thousand Dollars ($15,000).

                    B.4 If Company grants a total of more than five (5) such Sublicenses to End Users under 3.1(c), the semi-annual minimum license fee shall be Thousand Dollars ($30,000).

EQUITY              B.5   The Initial License Fee shall be paid by Company in
                    the form of a grant of warrants for Five Thousand (5,000) shares of Company stock at a strike price of three dollars ($3.00) per share and a term of five (5) years, and a cash payment of Seven Thousand Five Hundred Dollars ($7,500). The first Fifteen Thousand Dollars ($15,000) of the annual minimum fee for 2001, if applicable, shall be paid by Company by two grants of warrants for Two Thousand Five Hundred (2,500) shares each of Company stock with a term of five (5) years and a strike price to be negotiated, and a cash payment of Two Thousand Five Hundred Dollars ($2,500) within thirty (30) days of January 1 and July 1.

PAYMENT             B.6   All non-equity payments under this agreement shall be
                    made in United States dollars by check or money order payable to the University of Washington, and delivered to the University of Washington, Office of Technology
                    Transfer, 1107 NE 45 th Street, Suite 200, Seattle, WA 98105. Equity consideration in the form of warrants shall be delivered to the University of Washington, Office of Financial Management, Attn: Douglas Breckel, 280 Gerberding Hall, Box 351248, Seattle, WA 98195.

REFERENCE           B.7   Company shall identify payments and equity
                    consideration to UW as 10798CA.

TECHNOLOGY AND LICENSE AGREEMENT                                    PAGE B1 OF 1
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                         TECHNOLOGY LICENSE AGREEMENT
                                  ATTACHMENT C
                                   SUBLICENSES

END USERS           C.1   Sublicenses as defined at Article 2.9(a) to End
                    Users shall remain in effect. Sublicenses as defined at
                    Article 2.9(b) to distributors and resellers shall terminate upon termination of this Agreement.

COMPANY SUPPORT     C.2 Company shall not provide to End Users further updates, modifications, or other work product that would come within the scope of Licensed Subject Matter. Company may provide other forms of support to End Users, however, such as instruction, installation, and bug fixes for Company
                    Modifications.

REVERSION OF RIGHTS C.3   Sublicenses to End Users shall revert to UW, and UW
                    shall have the right to manage such Sublicenses according to UW policies and regulations, provided that:

                    (a) Company obligations in the form of assistance, hosting, contract services, or any other such obligations to End Users, provided the conditions of Article C.2 are met, shall not revert to UW;

                    (b) End Users accept the risk language and obligations as set forth in Article 9;

                    (c) Any obligation to provide updates, modifications, or contract services involving Licensed Subject Matter which reverts to UW management will be undertaken by UW to End Users only at UW's sole discretion, consistent with UW's public mission and policies.




















TECHNOLOGY AND LICENSE AGREEMENT                                    PAGE C1 OF 1